EXHIBIT 7.06

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is effective as of March 21, 2011 (the “Effective Date”) by and among Primavera SPV Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Primavera”), and the persons listed on Schedule 1 hereto (each a “Shareholder”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, each Shareholder is the record owner and/or Beneficial Owner (as defined below) of certain ordinary shares of Chemspec International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), par value HK$0.01 per share (“Ordinary Shares”), as set forth opposite such Shareholder’s name on Schedule 1 hereto (together with all other Ordinary Shares that are hereafter Beneficially Owned by such Shareholder, the “Subject Shares”);

WHEREAS, Dr. Jianhua Yang (“Dr. Yang”), the Chairman of the Board of Directors and Chief Executive Officer of the Company, and Primavera have established Halogen Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Halogen Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”) to merge with and into the Company (the “Merger”), pursuant to the agreement and plan of merger (the “Merger Agreement”) dated as of March 21, 2011 by and among Parent, Merger Sub, and the Company; and

WHEREAS, in order to induce Primavera (through its ownership in Parent) to pursue the transactions contemplated by the Merger Agreement (including the Merger) (the “Transaction”), each Shareholder is willing to agree to vote its Subject Shares in favor of the Transaction at the Shareholders’ Meeting (including every adjournment or postponement thereof).

NOW THEREFORE, in consideration of the foregoing, Primavera and each Shareholder agree as follows:

AGREEMENT

1. Voting of Shares; Power of Attorney.

1.1 At the Shareholders’ Meeting (including every adjournment or postponement thereof) each Shareholder covenants and agrees to (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Subject Shares over which it or its affiliates or designees has voting power in the following manner (or grant proxies that would cause its Subject Shares to be voted in the following manner):

(a) in favor of approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and in favor of any further actions necessary or desirable to effectuate the foregoing;

(b) against any Acquisition Proposal or any transaction contemplated by such Acquisition Proposal; and

(c) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger Transaction.

1.2 Each Shareholder (i) represents that it has revoked or terminated any powers of attorney, support agreements, voting agreements or similar arrangements previously given or entered into with respect to its Subject Shares and (ii) until the Expiration Date (as defined below), hereby irrevocably appoints Primavera as its attorney in fact for the Shareholder with full power and authority for and on behalf of the Shareholder to vote the Shareholder’s Subject Shares for the Shareholder and in the Shareholder’s name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, with respect to the matters set forth in, and in the manner contemplated by, Section 1.1 hereof, to the extent the Shareholder does not cause its Subject Shares to be voted pursuant to Section 1.1 hereof. The appointment of Primavera is intended to secure an interest in property and the obligations of the Shareholder hereunder, and shall be irrevocable. Primavera hereby acknowledges and agrees that the power of attorney granted hereby shall not be effective for any other purpose and each power of attorney shall terminate automatically and be of no further force or effect upon and after the Expiration Date. The parties acknowledge and agree that neither Primavera, nor Primavera’s successors, assigns, subsidiaries, divisions, employees, officers, directors, partners, stockholders, advisors, agents or affiliates, shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to any shareholder in connection with or as a result of any voting by Primavera of the Shareholder’s Subject Shares subject to the irrevocable power of attorney hereby granted to Primavera at any annual, special or other meeting or action or the execution of any consent of the shareholders of the Company for the purpose set forth herein, so long as Primavera is not otherwise in material breach of this Agreement.

1.3 Credit Suisse Trust Limited (the “Trustee”) (i) represents that, other than pursuant to the Delegation of Voting Power Agreement, it has not delegated any of its powers pursuant to Section 7 of the Sixth Schedule of the trust agreement (the “Trust Agreement”) for The JH Yang Family Trust (the “Trust”) dated as of March 26, 2009, by and between Dr. Yang, as Settlor and Credit Suisse Trust Limited, as Original Trustee (as defined in the Trust Agreement), with respect to the Subject Shares it Beneficially Owns and (ii) covenants that it will not delegate any of such powers during the term of this Agreement.

1.4 Dr. Yang, (i) in his capacity as Settlor, (x) represents that he has delivered a true and correct copy of the Trust Agreement (together with any amendments or supplements thereto) to Primavera prior to the date hereof and (y) covenants that he will not cause or permit any amendment or supplement to the terms of the Trust Agreement, or dissolve the Trust pursuant to Section 25 of the Trust Agreement, during the term of this Agreement and (ii) in his capacity as Protector (as defined in the Trust Agreement), covenants that he will not remove the Trustee pursuant to Section 15(e) of the Trust Agreement during the term of this Agreement.

1.5 No irrevocable power of attorney granted by a Shareholder pursuant to Section 1.2 hereof shall be terminated by any act of such Shareholder or by operation of law, whether by the death or incapacity of such Shareholder or by the occurrence of any other event or events; provided, however, that in all cases all such powers of attorney shall terminate automatically upon the Expiration Date. If between the execution hereof and the Expiration Date, a Shareholder should die or become incapacitated, or if any trust or estate holding any Subject Shares for such Shareholder should be terminated, or if any corporation or partnership holding any Subject Shares for such Shareholder should be dissolved or liquidated, or if any other such similar event or events shall occur before the Expiration Date, any actions taken by Primavera with respect to such Subject Shares that are taken by Primavera pursuant to the terms of this Agreement shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Primavera has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

2. Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants to Primavera as follows:

2.1 Power; Authorization; Binding Agreement. The Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

2.2 Ownership of Shares. As of the date hereof, except as set forth on Schedule 1, there are no other Subject Shares of which the Shareholder is the record owner and/or Beneficial Owner. The Shareholder will be the record owner and/or Beneficial Owner of any Subject Shares acquired after the date hereof. The Shareholder has (and, with respect to Subject Shares acquired after the date hereof, will have) the sole power to vote (or cause to be voted) and the sole power to dispose of (or cause to be disposed), all of the Subject Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. For purposes of this Agreement, “Beneficially Owns”, “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the terms of this Agreement by the Shareholder will not, (a) require the Shareholder to obtain a permit from, or the authorization, consent or approval of, or make any filing with or notification to, any governmental authority, except for any filing required to be made pursuant to Section 13(d) or Rule 13d-1 under the Exchange Act as a result of this Agreement, (b) require the consent or approval of any other person or entity pursuant to any agreement, obligation or instrument binding on the Shareholder or its properties and assets, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any agreement to which the Shareholder is a party or by which the Shareholder or the Subject Shares may be bound or (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Shareholder or pursuant to which the Subject Shares may be bound.

3. Transfer of Shares.

3.1 Each Shareholder hereby agrees as to such Shareholder only that, at all times during the period commencing on the date hereof until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of such Shareholder’s Subject Shares or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of the Subject Shares.

3.2 Each Shareholder hereby agrees as to such Shareholder only that, at all times commencing on the date hereof until the Expiration Date, the Shareholder shall not deposit, or permit the deposit of, any of the Shareholder’s Subject Shares in a voting trust, grant any proxy or power of attorney in respect of the Shareholder’s Subject Shares, or enter into any voting agreement or similar arrangement, commitment or understanding with respect to such the Shareholder’s Subject Shares in violation of this Agreement.

For purposes of this Section 3:

“Transfer” shall mean, with respect to any Subject Shares, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Subject Shares (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or Beneficial Ownership of such Subject Shares, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; and

“Constructive Sale” shall mean, with respect to any Subject Shares, a short sale with respect to such Subject Shares, entering into or acquiring an offsetting derivative contract with respect to such Subject Shares, entering into or acquiring a future or forward contract to deliver such Subject Shares, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Subject Shares.

4. Term. This Agreement shall terminate and be of no further force and effect automatically upon the first to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with the terms thereof (such date, the “Expiration Date”). Prior to the Expiration Date, each Shareholder agrees not to enter into any understanding or agreement with any person to vote or give instructions in any manner inconsistent with Section 1 hereof.

5. Further Assurances. Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as any other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

6. Miscellaneous.

6.1 Amendment and Modification. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Primavera and the Shareholders.

6.2 Waiver of Compliance; Consents. Any failure of a Shareholder to comply with any obligation, covenant, agreement, or condition herein may be waived by Primavera; provided, however, that any such waiver may be made only by a written instrument signed by Primavera, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

6.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of New York to the rights and duties of the parties hereunder.

6.5 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be an original, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.6 Entire Agreement. This Agreement and the schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof.

6.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

6.8 Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur to Primavera in the event that any provision of this Agreement were not performed by each Shareholder in accordance with the specific terms hereof, and that Primavera shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Primavera is entitled at law or in equity. Each Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the covenants and obligations contained herein on the basis that Primavera has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and Primavera shall not be required to post a bond or other security in connection with any such order or injunction

6.9 Jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(a) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the United Nations Commission on International Trade Law then in force (the “UNCITRAL Rules”).

(b) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the UNCITRAL Rules.

(c) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(d) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(e) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(f) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a deed on the day and year written below, in each case with the intention that this Agreement be effective as a deed as of the day and year first above written.

/s/ Jianhua Yang
Name:	Dr. Jianhua Yang

Signature Page to Support Agreement

CREDIT SUISSE TRUST LIMITED

/s/ Joni Sim /s/ Peter Leppard
Name:	Joni Sim	Peter Leppard
Title:	Authorised Signatories

Signature Page to Support Agreement

WISE LION LIMITED

/s/ Jianhua Yang
Name:	Dr. Jianhua Yang
Title:	Director

Signature Page to Support Agreement

PRIMAVERA SPV LTD.

/s/ Jie Lian
Name:	Jie LIAN
Title:	Authorized Signatory

Signature Page to Support Agreement

Schedule 1

Company Shareholders

Name of Shareholder	Shares Held	Nature of Ownership
Dr. Jianhua Yang	1,206,990,441	Beneficial Owner
Credit Suisse Trust Limited	1,206,990,441	Beneficial Owner
Wise Lion Limited	1,206,990,441	Record and Beneficial Owner